Exhibit 8.1

Ardmore Shipping Corporation

Subsidiary Companies

	Company Name	Incorporation Jurisdiction	Ownership
1.	Ardmore Shipping LLC	Marshall Islands	100.00%
2.	Ardmore Maritime Services LLC	Marshall Islands	100.00%
3.	Ardmore Shipping (Bermuda) Limited	Bermuda	100.00% (Immediate Parent – Ardmore Maritime Services LLC)
4.	Ardmore Shipping Services (Ireland) Limited (formerly Ardmore Shipping Limited)	Ireland	100.00% (Immediate Parent – Ardmore Shipping (Bermuda) Limited)
5.	Ardmore Shipping (Asia) Pte Ltd	Singapore	100.00% (Immediate Parent – Ardmore Shipping (Bermuda) Limited)
6.	Ardmore Shipping (Americas) LLC	Delaware, USA	100.00% (Immediate Parent – Ardmore Shipping (Bermuda) Limited)
7.	Ardmore Shipholding Limited	Ireland	100.00% (Immediate Parent – Ardmore Shipping LLC)
8.	Dormant Subsidiaries	Marshall Islands	100.00% (1)
9.	Single Ship-Owning Subsidiaries	Marshall Islands	100.00% (2)

(1)	We have 14 dormant subsidiaries incorporated in the Republic of Marshall Islands and have Ardmore Shipping LLC as the immediate parent company.

(2)	We have 22 ship-owning subsidiaries and two subsidiaries which have long-term bareboat charters, incorporated in the Republic of Marshall Islands and have Ardmore Shipping LLC as the immediate parent company.